Exhibit 99.4

February 6, 2020

The Board of Directors

and

The Strategic Review Committee of the Board of Directors

Mylan N.V.

Building 4, Trident Place

Mosquito Way, Hatfield

Hertfordshire, AL10 9UL England

Re:	Amendment No. 3 to Registration Statement on Form S-4 of Upjohn Inc. relating to Upjohn Inc. common stock, par value $0.01, filed February 6, 2020 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 26, 2019 (“Opinion Letter”), with respect to the fairness, from a financial point of view, of the Exchange Ratio (as defined in the Opinion Letter), which will result in a pro forma ownership of the fully diluted shares of Newco common stock being held 43% by former shareholders of Mylan N.V. (“Mylan”) and 57% by stockholders of Pfizer Inc. (“Pfizer”), in accordance with the Combination Agreement (as defined in the Opinion Letter) in connection with the Transaction (as defined in the Opinion Letter).

The Opinion Letter was provided for the information and assistance of the Board of Directors and the Strategic Review Committee of the Board of Directors, in each case of Mylan, in their capacity as such, in connection with and for the purposes of their evaluation of the Transaction. We understand that Mylan has determined to include and reference the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Background of the Combination”, “Recommendation of the Mylan Board of Directors; The Mylan Board’s Reasons for the Combination—Financial Considerations”, “Recommendation of the Mylan Board of Directors; The Mylan Board’s Reasons for the Combination —Opinions of Mylan’s Financial Advisors—Opinion of PJT Partners LP”, “Recommendation of the Mylan Board of Directors; The Mylan Board’s Reasons for the Combination—Summary of the Financial Analyses of Mylan’s Financial Advisors” and “Recommendation of the Mylan Board of Directors; The Mylan Board’s Reasons for the Combination—Miscellaneous—PJT Partners LP” and to the inclusion of the Opinion Letter in the proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of Mylan, including any committee thereof, or by Mylan without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PJT Partners LP

/s/ PJT Partners LP